Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Settlement Agreement”), dated February 17, 2021 (the “Effective Date”), is by and between Putnam Focused Equity Fund, a series of Putnam Funds Trust (“Putnam”), as successor in interest to each of Putnam Equity Spectrum Fund and Putnam Capital Spectrum Fund, each a series of Putnam Funds Trust (the “Predecessor Funds”) and Altisource Asset Management Corporation (“AAMC”). Putnam and AAMC may be referred to hereinafter jointly as the “Parties” or individually as a “Party.”
WHEREAS, in March 2014, the Predecessor Funds acquired eighty-one thousand, eight hundred (81,800) shares of AAMC Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement dated March 13, 2014 (the “SPA”), which attached a Certificate of Designations, dated March 17, 2014 (as the same has been or may be amended from time to time in accordance with its terms, the “Certificate”);

WHEREAS, on or about February 3, 2020, Putnam sent a redemption notice to AAMC with respect to all Preferred Shares held by Putnam;

WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of August 5, 2020, effective as of August 24, 2020 the Preferred Shares held by the Predecessor Funds, including all rights and obligations in connection therewith, were transferred to Putnam;

WHEREAS, the Predecessor Funds and Luxor Capital Group LP, Luxor Capital Partners Offshore Masters Fund, LP, Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Spectrum, LLC, and Thebes Offshore Master Fund, LP (collectively, “Luxor”, and with the Predecessor Funds, “Plaintiffs”) filed an action against AAMC in the Supreme Court of the State of New York in the County of New York (the “New York Supreme Court”) titled Luxor Capital Group LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Spectrum, LLC, Thebes Offshore Master Fund, LP, Putnam Equity Spectrum Fund, and Putnam Capital Spectrum Fund v. Altisource Asset Management Corporation (Index No. 650746/2020) (the “Litigation”) seeking in part to compel AAMC to redeem the Predecessor Funds’ Preferred Shares;

WHEREAS, Putnam and AAMC now desire to settle amicably all claims arising from or relating to the Litigation and the Preferred Shares on the terms provided herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Settlement Consideration.

A. As consideration for settlement of the Litigation, AAMC shall pay to Putnam (i) One Million Six Hundred Thirty-Six Thousand and No/100 Dollars ($1,636,000.00) (the “Initial Payment”) within three (3) business days after the Effective Date (the “Closing Date”), and (ii) One Million Two Hundred Twenty-Seven Thousand and No/100 Dollars ($1,227,000.00) on the twelve (12) month anniversary of the Effective Date (the “Second Payment”), in each case by federal wire transfer of immediately available funds to the account specified on Exhibit A hereto or as may be further directed by Putnam hereafter to AAMC in writing.

B. In satisfaction of any and all obligations under the Certificate, on the terms and subject to the conditions set forth herein, Putnam shall transfer, convey and assign all of Putnam’s right, title and interest in and to all of the Preferred Shares owned beneficially and of record by Putnam, free and clear of any liens or encumbrances, to AAMC on the Closing Date, against receipt of and in exchange for an aggregate of two hundred and eighty eight thousand, two hundred and eighty three (288,283) fully paid and non-assessable shares of common stock, par value $0.01 per share, of AAMC (the “Common Shares”) to be issued by AAMC to Putnam (such delivery by Putnam and issuance by AAMC, the “Exchange”). AAMC shall cause to be delivered written notice from its transfer agent evidencing the issuance to Putnam of the Common Shares on and as of the Closing Date.
C. The Parties acknowledge that the Common Shares issued in the Exchange have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold, assigned, pledged or otherwise transferred without registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Provided Putnam is not, and has not been in the past three months, an “affiliate” (as defined by Rule 405 of the Securities Act) of the Company and the other conditions to Rule 144 under the Securities Act have been satisfied, the Parties further acknowledge that, as of the Effective Date, the Common Shares are immediately eligible for offer, resale, transfer, pledge or disposition pursuant to the provisions for non-affiliates of Rule 144(b)(1)(i) promulgated under the Securities Act. As such, the certificates representing the Common Shares (or book entries with AAMC’s transfer agent in the event one or more certificates shall not be issued with respect to the Common Shares) shall not contain any restrictive legend. Subject to receipt from Putnam of a customary Rule 144 representation letter as to non-affiliate status, AAMC agrees to deliver the Common Shares, free of any restrictive legend, via DTC to the custodian bank and DTC participant set forth on Exhibit A hereto.

D. Putnam agrees that, upon the consummation of the Exchange, the SPA shall be void and of no further force and effect, and that its rights under the Certificate shall be extinguished with respect to the eighty-one thousand, eight hundred (81,800) Preferred Shares owned beneficially and of record by Putnam.

E. The Parties hereby acknowledge and agree that the provisions of Section 7(a) of the Certificate and Section 6.4(a) of the SPA are inapplicable to, and do not prohibit or restrict, the Exchange.

2. Mutual Releases.

A. Putnam, for itself, its predecessors, successors, Affiliates, parents, subsidiaries, and assigns (“Putnam Releasors”), hereby waives, releases and forever discharges AAMC and its Affiliates and each of their respective past, present, and future officers, directors, partners, members, shareholders, employees, lawyers, agents, and servants from any and all claims, obligations, demands, actions, causes of action and liabilities, of whatsoever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under Applicable Law, as defined in Section 6 below, whether known or unknown, and whether anticipated or unanticipated, which Putnam Releasors ever had, now have or may ever have, arising from any event, transaction, matter, circumstance or fact in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the SPA, the Certificate, the Preferred Shares, and any facts or allegations alleged in or that could have been alleged in the Litigation (the “Putnam Released Claims”); provided, however that Putnam does not hereby waive, release or discharge AAMC from any of its obligations under this Settlement Agreement.

B. AAMC, for itself, its predecessors, successors, Affiliates, parents, subsidiaries and assigns (“AAMC Releasors”), hereby waives, releases and forever discharges Putnam and its Affiliates and each of their respective past, present and future officers, directors, partners, members, shareholders, employees, lawyers, agents, and servants from any and all claims, obligations, demands, actions, causes of action and liabilities, of whatsoever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other Applicable Law, as defined in Section 6 below, whether known or unknown, and whether anticipated or unanticipated, which AAMC Releasors ever had, now have or may ever have, arising from any event, transaction, matter, circumstance or fact in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the SPA, the Certificate, the Preferred Shares, and any facts or allegations alleged in or that could have been alleged in the Litigation (the “AAMC Released Claims”, and together with the Putnam Released Claims, the “Released Claims”); provided, however, that AAMC does not hereby waive, release or discharge Putnam from any of its obligations under this Settlement Agreement.

C. With respect to any and all claims released pursuant to the foregoing paragraphs, each of the Parties expressly waives the provisions, rights and benefits of California Civil Code § 1542 and any provisions, rights, and benefits conferred by any law of any state or territory of the United States or principle of common law which is similar, comparable or equivalent to California Civil Code § 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

D. The consequences of the foregoing waiver provisions have been explained by each of the Parties’ respective counsel. Each of the Parties acknowledge that it may hereafter discover facts different from, or in addition to, those it now knows or believes to be true with respect to the Released Claims, and agrees that this Settlement Agreement and the releases contained herein shall be and remain effective in all respects not withstanding such different or additional facts or the discovery thereof.
E. To the extent the Applicable Law would not otherwise recognize the provisions of subsections (A) and (B) of Section 2 as constituting a full and final release applying to all unknown and unanticipated Released Claims, as well as those now known or disclosed, the

Parties hereby expressly waive all rights or benefits which each of them may have now or in the future under any such Applicable Law.

F. The Parties hereby acknowledge and agree that the provisions of Section 2 above shall be solely applicable to the Released Claims, and shall not apply, and shall not be deemed to apply to any third party, including without limitation any holder of Preferred Shares or any signatory to the SPA other than Putnam.

3. Discontinuance of the Litigation. Simultaneously with the execution of this Settlement Agreement, the parties will execute a stipulation of dismissal of the Litigation with prejudice in the form attached hereto as Exhibit B. The executed stipulation of dismissal will be filed by Kaplan Rice LLP within three (3) business days of the Effective Date. To the extent that a joint motion for discontinuance of the Litigation is required, Kaplan Rice will prepare such motion and file it as soon as practicable. Putnam agrees to cooperate and take all steps necessary to cause the Litigation to be dismissed in accordance with this paragraph.

4. Most Favored Nation Clause. Subject to Putnam’s compliance with Section 5, AAMC agrees that, until the Termination Date (as defined in Section 5(B)), if AAMC enters into a mutually agreed settlement with any other holder of Preferred Shares which results in the exchange, cancellation, or redemption of Preferred Shares for value in excess of the value provided to Putnam under this Settlement Agreement, then AAMC will make an additional payment to Putnam (“Additional Payment”). The Additional Payment will be equal to the difference between the value on a per Preferred Share basis Putnam receives under this Settlement Agreement (as of the date of this Settlement Agreement) and the value of the consideration on a per Preferred Share basis the other settling party receives. The Additional Payment shall be paid in common stock of AAMC and/or cash, in the same proportion thereof as paid to the other settling party, and is conditioned on Putnam’s compliance with the Voting Agreement in Section 5 through the time of such settlement. For the avoidance of doubt, AAMC shall have no obligations to make any Additional Payment pursuant to this Section 4 solely as a result of the payment of a different ratio of cash to common stock of AAMC to such other settling party as compared to the amounts set forth in Section 1 of this Settlement Agreement. AAMC will notify Putnam of any settlement(s) with other holders of preferred shares, and shall disclose to Putnam (which information Putnam shall keep subject to the terms of Section 8) the financial terms of the settlement(s) and any terms that affect the value of the settlement, including a reasonable description of the calculation of the value of such settlement and a reconciliation to the value received by Putnam hereunder. Any such common stock issued to Putnam under this Section 4 shall be fully paid and non-assessable, and deemed to be additional shares issued as a result of the Exchange pursuant to Section 1 of this Agreement and shall, for the avoidance of doubt, be subject to AAMC’s obligations pursuant to Section 1(C) of this Agreement, provided that Putnam has delivered a customary representation letter as to non-affiliate status.

5. Voting Agreement.

A. Putnam agrees that, until the Termination Date, (a) at each and every meeting of the stockholders of AAMC and at every postponement or adjournment thereof, Putnam shall take such action as may be required so that all of the shares of common stock of AAMC beneficially owned, directly or indirectly, by Putnam and entitled to vote at such meetings of stockholders are voted (i) in favor of each director nominated and recommended by the Board of Directors of AAMC (the “Board”) (or a duly authorized committee thereof) for election at any such meeting, (ii) against any stockholder nominations for directors which are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting and (iii) otherwise in accordance with the Board’s recommendation on all proposals properly brought before any meetings of stockholders of AAMC, including any proposal seeking approval to amend AAMC’s charter to increase the total number of authorized shares of capital stock of any class or series (except as permitted in the following proviso), and (b) Putnam shall not, directly or indirectly, solicit any proxies or seek to advise or influence any Person with respect to the voting of AAMC’s securities in connection with any of the matters set forth in this Section 5; provided that Putnam shall not be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in Putnam’s sole discretion, with respect to any matter, including the approval (or non-approval) or adoption (or non-adoption) of any proposal, related to, (i) any merger or other business combination transaction involving AAMC, (ii) the sale of all or substantially all of the assets of AAMC, (iii) any other change of control transaction involving AAMC, or (iv) financings, recapitalizations, and securities offerings that require approval from the holders of AAMC common stock pursuant to rules of the NYSE American or any other national securities exchange on which AAMC’s common stock is then listed, or distributions or dividends that are not made on a pro rata basis to the holders of AAMC common stock, but Putnam shall not, directly or indirectly, initiate, propose, or be part of a group or act in concert with any other Person that proposes, nor shall it make any public statements with respect to, any such transaction unless consistent with the Board’s recommendation, and Putnam shall not, directly or indirectly, solicit any proxies or seek to advise or influence any Person with respect to the any such transaction.

B. Both the Most Favored Nation Clause (Section 4) and the Voting Agreement (Section 5(A)) shall terminate automatically on March 1, 2025. After the date upon which AAMC holds its 2022 annual meeting of shareholders, both the Most Favored Nation Clause (Section 4) and the Voting Agreement (Section 5(A)) shall terminate before March 1, 2025: (i) if Putnam, in its sole discretion, elects to terminate the Voting Agreement in Section 5(A) by written notice to AAMC, in which case the Most Favored Nation Clause (Section 4) automatically terminates on that date as well or (ii) if AAMC has prior to the 2022 annual meeting of shareholders settled all claims of holders of the Preferred shares, resulting in the exchange, cancellation or redemption of all of the outstanding Preferred Shares, in which case both the Most Favored Nation Clause (Section 4) and the Voting Agreement (Section 5(A) shall automatically terminate on the business day immediately following the 2022 annual meeting of shareholders. The date on which Section 4 and Section 5(A) terminates is the “Termination Date”.

C. Putnam agrees that until the Termination Date, for so long as Putnam owns, directly or indirectly, any shares of common stock of AAMC, Putnam shall (to the extent necessary to comply with this Section 5) be present, in person or by proxy, at all meetings of the stockholders of AAMC so that all common shares of AAMC owned by Putnam, directly or indirectly, may be counted for the purposes of determining the presence of a quorum and voted in accordance with this Section 5 at such meetings (including at any adjournments or postponements thereof).

D. To the extent that Putnam does not perform in accordance with and/or breaches the provisions of this Section 5, Putnam hereby irrevocably and to the fullest extent permitted by law appoint AAMC with full power of substitution and resubstitution, as Putnam’s true and lawful attorney and irrevocable proxy, to the fullest extent of Putnam’s rights with respect to the common shares of AAMC owned beneficially or of record by Putnam, to vote each of such common shares, or to execute a written consent, solely with respect to the matters set forth in Section 5 hereof. Putnam intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date and hereby revokes any proxy previously granted by Putnam with respect to any and all shares of common stock of AAMC owned beneficially or of record by Putnam.

6. Definitions. For purposes of this Settlement Agreement, the following terms shall have the following meanings:

A. “Affiliate” shall mean a Person directly or indirectly controlled by, controlling, under common control with, or managed by the other Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

B. “Applicable Law” shall mean any statute, law, rule or regulation or any judgment, order, consent order, stipulated agreement, ordinance, writ, injunction or decree of any Governmental Entity.

C. “Governmental Entity” shall mean any domestic or foreign court or tribunal in any domestic or foreign jurisdiction or any federal, state, municipal or local government or other governmental body, agency, authority, district, department, commission, board, bureau, or other instrumentality, arbitrator or arbitral body (domestic or foreign), including any joint action agency, public power authority, public utility district, or other similar political subdivision.

D. “Person” shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, investment fund, account, Governmental Entity or other entity.

7. Representations and Warranties.

A.    Each Party represents and warrants that it has read fully and understands the provisions set forth in this Settlement Agreement;

B.    Each Party represents and warrants that it has discussed, or has had the opportunity to discuss to its satisfaction, the provisions of this Settlement Agreement with its attorneys and other professional advisors;

C.    Each Party represents and warrants that no Party is relying upon any representations, agreements or understandings, expressed or implied, written or oral, except those representations, agreements and understandings explicitly set forth in this Settlement Agreement;

D.    Each Party represents and warrants that the individuals executing this Settlement Agreement on behalf of Putnam and AAMC have full power and authority to execute and deliver this Settlement Agreement on behalf of those Parties, and, once executed and delivered, this Settlement Agreement shall constitute the valid and binding obligation of those Parties and be enforceable against those Parties pursuant to the terms set forth in this Settlement Agreement;

E.    Each Party represents and warrants that the execution and delivery of this Settlement Agreement and the performance of or compliance with the terms and provisions of this Settlement Agreement will not violate, conflict with, or result in a breach of any of the terms, conditions or provisions of any law, statute, regulation or order, or any agreement or any other restrictions of any kind or character, to which the Party may be bound; and

F.    Putnam represents and warrants that (i) it is the successor in interest to the Predecessor Funds, (ii) it has assumed all rights and obligations of the Predecessor Funds under the SPA and the Certificate, (iii) the Predecessor Funds no longer have any rights under the SPA or the Certificate, and (iv) it is the sole beneficial owner of, has sole right, title in and interest to, and it has not sold, transferred, encumbered or otherwise assigned any Preferred Shares or any claim, demand, chose in action or other matter in whole or in part that is the subject of this settlement and/or may be compromised, settled, and/or released pursuant to the terms of this Settlement Agreement, including without limitation by contract or by operation of law (including by way of subrogation) to any other person or entity.

G.    Putnam hereby acknowledges that AAMC may have material nonpublic information regarding AAMC and its subsidiaries and that Putnam has requested that AAMC not provide Putnam with any such material non-public information. Putnam acknowledges that any and all claims that Putnam may have as of the Effective Date in connection with the non-disclosure of any such material nonpublic information shall be a Putnam Released Claim for all purposes of Section 2.

H.    AAMC represents that the Common Shares have been duly authorized and, when issued and delivered to Putnam in the Exchange, the Common Shares will be validly issued, fully paid and non-assessable.

I.    AAMC represents that no registration under the Securities Act or listing rules of the NYSE American is required for the issuance of the Common Shares in the Exchange. AAMC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by AAMC of this Settlement Agreement (including, without limitation, the issuance of the Common Shares).

J.    As of their respective dates, all reports required to be filed by AAMC with the U.S. Securities and Exchange Commission (the “SEC”) during the 12 months preceding the Effective Date (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

K.    Putnam acknowledges and agrees that the Common Shares have not been registered under the Securities Act and that AAMC is not required to register the Common Shares. Putnam acknowledges and agrees that the Common Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Putnam absent an effective registration statement under the Securities Act except (i) to AAMC or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions. Putnam is not now, and has not been during the preceding three months, an “affiliate” of the Company (as that term is defined in Rule 405 under the Securities Act). The Parties acknowledge that, as of the Effective Date, the Common Shares are immediately eligible for offer, resale, transfer, pledge or disposition pursuant to the provisions for non-affiliates of Rule 144(b)(1)(i) promulgated under the Securities Act.

L.    Putnam acknowledges that there have been no representations, warranties, covenants and agreements made to Putnam by or on behalf of AAMC, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of AAMC expressly set forth in Section 7 of this Settlement Agreement. Putnam further acknowledges that it has reviewed AAMC’s filings with the Securities and Exchange Commission (the “SEC”) and has received such information as Putnam deems necessary in connection with its decision to enter into this Settlement Agreement, including, with respect to AAMC, the Exchange and the business of AAMC and its subsidiaries.

M.    Putnam acknowledges that it is aware that there are substantial risks incident to the ownership of the Common Shares, including those set forth in AAMC’s filings with the SEC. Putnam has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Shares, and Putnam has sought such accounting, legal and tax advice as Putnam has considered necessary to make an informed investment decision. Putnam acknowledges that it shall be responsible for any of Putnam’s tax liabilities that may arise as a result of the transactions contemplated by this Settlement Agreement, and that none of AAMC, its Affiliates and representatives has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Settlement Agreement.

8. Confidentiality.

A.    This Settlement Agreement is confidential, and no Party or its respective Affiliates, directors, officers, managers, employees, investment advisors, agents, financial advisors, representatives, accountants or attorneys will disclose to any person or entity that is a non-Party, or disseminate by publication of any sort, the discussions and negotiations between the Parties relating to this Settlement Agreement or the terms of this Settlement Agreement, including without limitation, the amount, terms and conditions of any sums payable hereunder (collectively, “Confidential Information”), except (i) as required or requested by law, regulation or rule, including for the avoidance of doubt, but not limited to, any obligations that Putnam or AAMC may have under the Securities Act, the Exchange Act or the Investment Company Act of 1940, as amended; (ii) to the Parties’ directors, officers, trustees, managers, attorneys, accountants, tax advisors and other professional advisors, as long as such persons are required by the nature of their relationship with the disclosing Party to maintain the confidentiality of the terms of this Settlement Agreement; (iii) as required or requested by any regulatory organization with authority over the disclosing Party; or (iv) in response to a lawful subpoena or order of any court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Section 8, Putnam acknowledges that AAMC is subject to the periodic reporting requirements of the Exchange Act and that AAMC may, in its sole discretion, summarize any or all terms of this Settlement Agreement or file a copy of this Settlement Agreement with the SEC as part of such reporting requirements. Upon or following any such disclosure by AAMC, any such information disclosed in connection with such reporting requirement shall no longer be deemed Confidential Information.

B.    If a Party reasonably believes itself to be compelled by law, or a lawful subpoena or court order to disclose Confidential Information, unless prohibited by law or regulation and except as provided in the preceding paragraph, that Party will promptly notify the other Party in writing prior to making any such disclosure to provide such other Party a reasonable opportunity to either waive any objection to such disclosure or request a remedy, at its sole cost and expense, from the appropriate authority. The Party subject to the disclosure will use reasonable efforts to cooperate with the other Party in their reasonable efforts to obtain a remedy, but all work to obtain a remedy shall be done by the Party seeking the remedy and the other Party shall have no obligation to perform such work, including preparing court papers. If the Party who was not compelled to disclose Confidential Information waives its objections, is unsuccessful in its request or does not obtain relief from disclosure in the time period in which the Party subject to such disclosure is obligated to respond to such disclosure request, the other Party will disclose only information that is required to be disclosed by the relevant law, requirement of a regulatory organization or lawful subpoena or court order. Notwithstanding the foregoing, no notice shall be required if the Party subject to the disclosure request becomes subject to a broad request for information by a regulatory or administrative authority that is not specific to the Confidential Information or this Settlement Agreement or are requested or required to disclose Confidential Information or this Settlement Agreement in the course of routine supervisory examinations or regulatory oversight by regulatory authorities with jurisdiction over such Party.

C.    Notwithstanding anything contained herein, the Parties may publicly acknowledge that fact that there is a settlement between the Parties.

D.    Within sixty (60) days after the Effective Date, AAMC shall file a current report on Form 8-K announcing this Settlement Agreement and the Exchange, which Putnam shall have the opportunity to review and comment upon prior to filing.

9. Rules 144 and 144A and Regulation S.

AAMC shall use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if AAMC is not required to file such reports, it will, upon the request of Putnam, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Settlement Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as Putnam may reasonably request, all to the extent required from time to time to enable Putnam to sell the Common Shares without registration under the Securities Act pursuant to (a) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon Putnam’s request, AAMC will deliver to Putnam a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
10.     Miscellaneous.

A. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when personally delivered; (b) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first business day thereafter, if transmitted by email with confirmation of delivery; (c) when sent by overnight courier; in each case, to the following addresses, or to such other addresses as a Party may from time to time specify by notice to the other Party given pursuant hereto.

If to Putnam, to:
Jason Tucker
Putnam Investments
Deputy General Counsel – Litigation 100 Federal Street
Boston, MA 02110
Jason_Tucker@putnam.com

If to AAMC, to:

P. Graham Singer
Altisource Asset Management Corporation
General Counsel and Secretary
5100 Tamarind Reef
Christiansted, VI 0082
graham.singer@altisourceamc.com

with a copy to:

Howard J. Kaplan
Michelle A. Rice
Kaplan Rice LLP
142 W. 57th Street, Suite 4A
New York, NY 10019

hkaplan@kaplanrice.com
mrice@kaplanrice.com

B.    Covenant Not to Take Action in Breach. The Parties agree not to take any actions that will result, whether directly or indirectly, in the breach of their respective obligations, representations, warranties, agreements, covenants or obligations contained in this Settlement Agreement. In addition to any owed monetary relief to an injured Party, any non-compliance with and/or breach of this Settlement Agreement shall cause continuing and irreparable harm and injury to the injured Party for which monetary damages are insufficient and entitle the injured Party to injunctive relief, without the posting of any bond or security, from any court of competent jurisdiction, including specific performance.

C.    Governing Law/Jurisdiction. This Settlement Agreement and the rights and duties of the Parties hereunder will be governed by and construed, enforced and performed in accordance with the law of the state of New York. The Parties acknowledge and agree that the New York Supreme Court shall have the exclusive jurisdiction over this Settlement Agreement and that any claims arising out of or related in any manner to this Settlement Agreement shall be properly brought only before the New York Supreme Court.

D.    Entire Agreement. This Settlement Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to herein. The Settlement Agreement may be amended, modified or waived only by a written instrument executed by each of the Parties.

E.    Severability. In case any provision of this Settlement Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Settlement Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by Applicable Law.

F.    Survival of Representations. All representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other Parties, and shall survive the date of the dismissal of the Litigation.

G.    Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including, with respect to Putnam, any successor investment fund as a result of any merger or reorganization that is managed by the investment manager who acts on behalf of Putnam, and any Putnam investment fund that acquires any of Common Shares paid to Putnam under this Settlement Agreement pursuant to Section 1(B) and Section 4.

H.    No Admission. The Parties understand and agree that this is a compromise settlement of disputed claims and that neither this Settlement Agreement nor the payment or acceptance of consideration hereunder is, nor shall they be construed, described or characterized by any Party hereto or by its agents or representatives, as an admission by the Parties of any liability or wrongdoing. The making of this Settlement Agreement is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state, or local law

(statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever. The Parties further agree and understand that this Settlement Agreement is being entered into solely for the purpose of avoiding further expense and litigation and that this Settlement Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Settlement Agreement.

I.    Interpretation. This Settlement Agreement has been jointly drafted by the Parties at arm’s length and each Party has had ample opportunity to consult with independent legal counsel. No provision or ambiguity in this Settlement Agreement shall be resolved against any Party by virtue of its participation in the drafting of this Settlement Agreement.

J.    Attorneys’ Fees. Each Party shall be responsible for the payment of its own costs and expenses (including attorneys’ fees) relating to the Litigation, the matters referred to in this Settlement Agreement, and the drafting of this Settlement Agreement. The prevailing party in any litigation necessary to enforce this Settlement Agreement shall be entitled to its costs and attorney’s fees. In addition, if it is necessary for Putnam to bring an action for breach of this Settlement Agreement solely because of AAMC’s failure to make the Second Payment, Putnam shall be entitled to all its costs and attorney’s fees.

K.    Captions. The captions of this Settlement Agreement are for convenience only and are not a part of this Settlement Agreement and do not in any way limit or amplify the terms and provisions of this Settlement Agreement and shall have no effect on its interpretation.

L.    Counterparts. This Settlement Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission or email or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.

M.    A copy of the Agreement and Declaration of Trust of Putnam is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Settlement Agreement is executed on behalf of the trustees of Putnam as trustees and not individually and that any obligations of or arising out of this Settlement Agreement are not binding on any of the trustees, officers or shareholders individually of Putnam, but are binding only upon the trust property of Putnam. Furthermore, notice is given that the trust property of any series of the series trust applicable to Putnam is separate and distinct and that any obligations of or arising out of this Settlement Agreement are several and not joint or joint and several and are binding only on the trust property of Putnam with respect to its obligations under this Settlement Agreement.

IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement in multiple counterparts.

PUTNAM FOCUSED EQUITY FUND, a series of Putnam Funds Trust
By: Putnam Investment Management, LLC, as Investment Manager
By:	/s/ Jason Tucker
Name: Jason Tucker
Title: Deputy General Counsel
Date:	February 17, 2021

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:	/s/ Indroneel Chatterjee
Name: Indroneel Chatterjee
Title: Chairman and Chief Executive Officer
Date:	February 17, 2021

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